EXHIBIT 10.1
Mr. Peter Shin
c/o Uni-Pixel Displays, Inc.
8708 Technology Forest Pl., Ste 100
The Woodlands, TX 77381

On behalf of Uni-Pixel Displays, Inc. (the "Company") I am pleased to present you with this offer of employment.  Specifics of this offer are as follows:

Starting Position and Salary.  We invite you to join us as Chief Operating Officer reporting to Reed Killion, with a starting base salary of $180,000 per year.  You will be paid twice a month, less any withholdings and deductions required by federal, state or local law.  You will also be eligible for up to 50% bonus incentives as approved by senior management.

Benefits.  Within 30 days of your employment, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees of the Company.  Currently, the Company pays 100% health, dental and vision coverage for the employee, employee’s spouse and dependents. You will also be eligible to enroll in other employee benefit plans, including Stock Option plans, as they become available.  You should note that the Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  Your salary includes compensation for all holidays recognized by the Company and paid vacation time outlined in our Vacation Policy.

•	The Company will pay your moving costs up to $30,000 within a 12 month period. This amount can be applied to your airline tickets, housing, and moving expenses.
•
On your start date, the Company will grant you 75,000 non-qualified stock options of Uni-Pixel, Inc. at the closing market price on your start date, but in no instance lower than $6.00 per share, which shall vest 33.33% on the one year anniversary of the date of grant, 33.33% on the two year anniversary of the date of grant, and 33.34% on the three year anniversary of the date of grant.  The term of the Employment Option will be 10 years from the date of grant. Upon termination or resignation of your employment, your will have 24 months to exercise your vested but unexercised options.

Required Documentation.  Our offer of employment to you and your acceptance of this offer is contingent upon the following:  (1) your representation and warranty that your employment by Uni-Pixel does not and will not breach any confidentiality or other agreement you may have with any prior employer or other third party; (2) your completion of the I-9 form which verifies that you are eligible to work in the United States; (3) your execution of a Payroll Deduction Authorization; and (4) your execution and acceptance of the terms of the Employee Confidentiality et al Agreement.

At-Will Employment. You further acknowledge that if you are employed by the Company, your employment will be at-will and may be terminated with or without cause at any time by me or by the Company.  This means that you have the right to resign at any time with or without cause, with or without notice.  Likewise the Company retains the right to terminate your employment at any time, for any reason, with or without cause, with or without notice.   This at-will status can only be changed in writing, signed by the President of the Company.

Start-Date. The anticipated start date would be on or about September 1, 2011.

Please call me if you have any questions about any aspect of this offer.  This is a very exciting time to be joining our organization and we look forward to the contributions that you will make to the success and growth of the Company.  We would like you to start your employment effective two weeks from the acceptance date of this letter.  Please sign and return this letter confirming your acceptance of this offer.

Kind Regards,

/s/ Reed Killion	/s/ Bernie Marren	/s/ Ross Young	/s/ Bruce Berkoff
Reed Killion	Bernie Marren	Ross Young	Bruce Berkoff
CEO	Chairman of the Board	Director	Director
Uni-Pixel, Inc.	Uni-Pixel, Inc.	Uni-Pixel, Inc.	Uni-Pixel, Inc.

Accepted:   /s/ Seong (Peter) Shin
Date:            August 20, 2011